Acceptance Form Voluntary Offer
To be used when accepting the voluntary offer from Compagnie Générale de Géophysique-Veritas SA
(“Offeror”) to purchase all the shares in Wavefield Inseis ASA (“the Company”)
Return to:
DnB NOR Bank ASA Verdipapirservice
Stranden 21, Aker Brygge
NO-0021 Oslo
Fax: 47 22 48 29 80
The Company’s shareholder register November 25, 2008 shows

VPS account:	Total shares:	Rights holder registered:	The acceptance includes the following number of shares to be issued pursuant to stock options :
ACCEPTANCE DEADLINE:
The acceptance must be received by DnB NOR Bank ASA Verdipapirsevice by 5:30 p.m. Norwegian time on December 12, 2008. Shareholders with shares in the Company divided between several VPS accounts will receive acceptance forms for each account. All the acceptance forms received must be completed and returned by the acceptance deadline. The offer price is one share in the Offeror per 7 shares in the Company.
To the Offeror

1.	I have received the offer document dated November 25, 2008 and hereby accept the offer to purchase all my shares in the Company in accordance with the terms specified in the offer.

The acceptance also covers any shares which, in addition to the number of shares specified above, have been acquired or will be acquired and which will be credited to the above VPS account prior to the acceptance being received and registered by DnB NOR Bank ASA Verdipapirservice. This means that the shareholder should ensure that the shares for which an acceptance has been given will be registered on the VPS account before the acceptance form is sent to DnB NOR Bank ASA Verdipapirservice.

2.	I understand that from today’s date I will not be able to sell or otherwise dispose of, pledge or move to another VPS account, the shares in the Company that are covered by the acceptance. Furthermore, I grant DnB NOR Bank ASA Verdipapirservice an irrevocable one-time authorisation to block the shares that are covered by the acceptance for the benefit of DnB NOR Bank ASA Verdipapirservice.

3.	DnB NOR Bank ASA Verdipapirservice is granted an irrevocable one-time authorisation to transfer the shares that are covered by the acceptance to a VPS account in DnB NOR Bank ASA Verdipapirservice’s name at the time the conditions for the Offer are met or waived by the Offeror, for further transfer to a VPS account in the Offeror’s name at the time of completion of the Offer.

4.	I accept that the shares in the Offeror issued as settlement be transferred to my VPS account, and that cash settlement will take place by crediting my bank account that has been notified as a dividend account on my VPS account or, if such account has not been notified, that settlement is sent to me by bank giro, or by foreign cheque to shareholders resident outside Norway.

5.	My shares in the Company are transferred free of encumbrances of any kind. I acknowledge that this acceptance can only be treated as valid if any rights holders have given written consent on this acceptance form that the shares are to be sold and transferred to the Offeror. (In such a case the box “Rights holder registered” above right will be marked YES).

6.	The Offeror will pay my directly related transaction costs in VPS in connection with my acceptance(s). No commission will be payable by the seller. An exception from this is for sales of the merged fractions of shares and for shareholders accepting the special offer, sale of Consideration Shares in the market based on the authorisation set forth in item 9 below.

7.	The offer is not being made to, and similarly sales will not be accepted from or on behalf of, shareholders in any jurisdiction where the making of the offer, or acceptance of it, is in conflict with such jurisdiction’s legislation. I confirm that my acceptance is not in conflict with the legislation applicable to me.

8.	The offer and the acceptance form are governed by, and shall be interpreted in accordance with, Norwegian law. Any disputes shall be resolved under the jurisdiction of the Oslo District Court.

9.
☐  Per November 25, 2008 I held and per today I hold 7,000 or less shares in the Company, and hereby accept the proposal by the Offeror to sell the shares in the Offeror to be issued as settlement at my risk and expense as set out in section 4.6 of the Offer Document, and hereby authorise DnB NOR Markets to carry out such sale in the market at prevailing market terms on the trading date.
NB! Tick this box only if you want the Consideration Shares sold in the market per the above.

I confirm that I am signing this acceptance as shareholder or on the shareholder’s behalf in accordance with the necessary authorisation and that such signature is binding on the shareholder.

Place	Date	Signature *)

*)	If signed pursuant to an authorisation, the power of attorney or company certificate should be attached.
Rights holder:
If rights holders are registered on the VPS account, the box on the top right-hand corner of the acceptance form will be marked YES. The undersigned consents as rights holder to the transaction being implemented.

Place	Date	Rights holder’s signature *)

*)	If signed pursuant to an authorisation, the power of attorney or company certificate should be attached.